Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”) is entered into to be effective as of this 23rd day of November, 2011, by and between O’Charley’s Inc., a Tennessee corporation (the “Company”), and American Blue Ribbon Holdings, LLC, a Delaware limited liability company (“ABRH”), and Fidelity National Financial, Inc., a Delaware corporation (“FNF”). ABRH and FNF are each referred to herein as an “Interested Party” and collectively as the “Interested Parties.”

A. FNF has expressed an interest in preliminarily exploring a possible negotiated transaction or business combination with the Company (each, a “Transaction”) and expects that the Transaction may involve ABRH. Each of FNF and Newport Global Opportunities Fund, LP (“Newport”) owns an approximate 45% equity interest in Fidelity Newport Holdings, LLC (“FNH”), which is the sole member of ABRH. Each party acknowledges that the other party has made no decision to pursue a Transaction.

B. In connection with the parties’ analyses and possible negotiation of, and due diligence in connection with, such a possible Transaction, the Interested Parties have requested and the Company may request in the future certain oral and written information concerning the other party.

C. All information relating to the Company and the Interested Parties, respectively, and their respective affiliates (the term “affiliate” is used in this Agreement as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (whether in written or oral form, electronically stored or otherwise), including, without limitation, (i) data, reports, projections, interpretations, forecasts, and records (including, without limitation, information regarding all facilities, businesses, products, services, agreements, employees, processes, trade secrets, such portion of any notes or other materials relating to ideas or technology, supplies, cost and pricing data, files, marketing plans or advertising materials, and customer or shareholder data), and proposed terms of any business plan, strategy, transaction, or business combination, and (ii) memoranda, notes, analyses, compilations, studies, and other documents prepared by any person based on, containing, or otherwise reflecting any of the foregoing (collectively, the “Information”) is confidential and the continued confidentiality thereof is of great value to such party.

NOW, THEREFORE, as a condition to being furnished with the Information, and for and in consideration of the premises and the mutual covenants herein contained, the Company and each Interested Party hereby agrees, and agrees to cause its respective officers, directors, members, managers, employees, or other affiliates, agents, or representatives (including, without limitation, accountants, investment bankers and attorneys, but excluding any potential financing source unless the Company shall have given its prior written consent to such disclosure to such potential financing source) who need to know such Information for the purpose of evaluating a possible Transaction and who have received such Information from the Interested Party or the Company pursuant to this Agreement (such necessary persons being collectively called “Representatives”), to treat all Information in accordance with and to otherwise comply with the following:

1. All Information furnished to or otherwise received or prepared by the receiving party or its Representatives (whether on or after the date hereof and regardless of the manner in which it is received, but including any discussions between Representatives of FNF and the Company on or after November 7, 2011) will be used by the receiving party and its Representatives solely for the purpose of evaluating a possible Transaction between the parties, will not be discussed with or disclosed to other persons without the furnishing party’s prior written consent (which, in the case of the Company, may be given by Evercore Partners on behalf of the Company), and will be kept confidential by the receiving party and its Representatives, it being understood and agreed to by the parties that such Representatives will be informed of the confidential nature of the Information and the restrictions on the use thereof contained in this Agreement, will be directed by the receiving party not to disclose to any other person any Information relating to the furnishing party or otherwise take any action that, if taken by the receiving party, would result in a breach of the terms hereof by the receiving party; provided, however, that, notwithstanding the foregoing, neither Interested Party nor any of its Representatives shall disclose to or discuss the Information with any of Newport, FNH, ABRH or ABRH’s subsidiaries (the “Restricted Group”), or any of the Restricted Group’s officers, employees, agents or representatives other than the members of the board of managers of FNH, the chief executive officer, chief financial officer, general counsel and finance director of ABRH, Stewart Massie from Newport and any agent or representative who is also representing FNF in the Transaction. Each party agrees to be responsible for all such actions taken by its Representatives. Each party hereby confirms that it and its Representatives will (i) take any reasonable action necessary or appropriate to protect the secrecy of and avoid disclosure and unauthorized use of the Information, including, without limitation, by taking at least those measures that such party takes to protect its own most highly confidential information; (ii) take any reasonable action necessary or appropriate to prevent the use of any information about the other party in a way that could violate any antitrust or other applicable law; and (iii) promptly notify the disclosing party in the event of such party’s or any of its Representatives’ unauthorized use or disclosure of the Information, or violation of the terms and conditions of this Agreement.

2. In the event that any of the parties hereto is requested or required (by depositions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) to disclose or produce any Information furnished by the furnishing party or its Representatives, it is agreed that the party so requested or required to disclose or produce any Information will provide the furnishing party with prompt written notice thereof. Subject to consultation with its legal counsel that compliance with its obligations under this Section would not materially prejudice the position or defense of the party so requested or required to disclose or produce Information, such party shall also (i) provide the furnishing party copies, if possible, and, if not possible, a description, of the Information requested or required to be disclosed or produced so that the furnishing party may seek an appropriate protective order or waive compliance with the provisions of this Agreement (and if the furnishing party seeks such an order, the party requested or required to disclose or produce the Information agrees to provide such commercially reasonable efforts to cooperate with the furnishing party, at the furnishing party’s sole expense), and (ii) consult with the furnishing party as to whether the furnishing party intends to take legally available steps to resist or narrow such request. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, the party so requested or required to disclose or produce Information is nonetheless, after consultation with its legal counsel, compelled to disclose or produce Information provided by the furnishing party, such party may disclose or produce only that portion of such Information to any governmental judicial, executive, legislative or regulatory authority as its counsel believes is legally required; provided, however, that the party so requested or required to disclose or produce Information shall give the furnishing party written notice of the Information to be so disclosed or produced as far in advance of its disclosure or production as is reasonably practicable and shall use its reasonable efforts to obtain, to the extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Information so required to be disclosed or produced.

3. The term, “Information”, does not include any information that the receiving party can establish: (i) is or becomes generally available to or known by the public (other than as a result of a violation of this Agreement directly or indirectly by the receiving party or its Representatives); (ii) is or becomes available to the receiving party on a non-confidential basis from a source other than the furnishing party or its Representatives; provided, that such source is not and was not bound by a confidentiality agreement with, or other obligation of secrecy or of a fiduciary nature to, the furnishing party of which the receiving party has knowledge after due inquiry; or (iii) has already been, or is hereafter, independently acquired or developed by the receiving party without violating this Agreement or any other confidentiality agreement with, or other obligation of secrecy to, the furnishing party.

4. If a party hereby determines not to proceed with a Transaction, it will promptly inform the other party of that decision. In that case, or at any time upon the request of the furnishing party, the receiving party will return promptly to the furnishing party, or at the furnishing party’s election destroy, all copies, extracts, or other reproductions in whole or in part of the Information in the possession of the receiving party or its Representatives; provided that the receiving party may (in lieu of returning the same) destroy or cause to be destroyed any Information consisting of memoranda, notes, analyses, compilations, studies, or other documents prepared by the receiving party for its use based on, containing, or otherwise reflecting any Information relating to the furnishing party. Such return or destruction shall not extend to Information on back-up servers that are not accessible in the ordinary course of business, and of Information required to be retained pursuant to law or document retention policy. In any case, such Information shall be retained in strict confidence in accordance with the terms of this Agreement. Any destruction required by this Section 4 shall, if requested, be certified in writing to the furnishing party by an authorized officer of the receiving party within 30 calendar days of the request for such certification from the furnishing party. Notwithstanding the return or destruction of Information, each party and its Representatives shall continue to be bound by their obligations of confidentiality hereunder, including without limitation not using Information for any purpose.

5. Without the prior written consent of the other party or, subject to the immediately following sentence, except as required by applicable law, regulation, legal or regulatory process or the requirements of any stock exchange or trading market on which shares of either of the parties to this Agreement are traded, no party will, and each party will direct its Representatives not to, disclose to any person (other than their respective Representatives) the fact that any investigations, discussions, or negotiations are taking place concerning a possible Transaction between the parties or that any Information has been requested or received, or any of the terms, conditions, or other facts with respect to any such possible Transaction, including the status thereof, or that this Agreement has been entered into; provided, however, that, neither Interested Party nor any of its Representatives shall disclose to or discuss any of the foregoing with any of the Restricted Group or any of the Restricted Group’s officers, employees, agents or representatives other than the members of the board of managers of FNH, the chief executive officer, chief financial officer, general counsel and finance director of ABRH, Stewart Massie from Newport and any agent or representative who is also representing FNF in the Transaction. In the event that any party determines that it is required by applicable law, regulation, legal or regulatory process or any stock exchange or trading market requirements to make any such disclosure, such party will, to the extent reasonably practicable, so advise the other parties, including with respect to the contents of such disclosure. The term, “person”, as used throughout this Agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership, or other entity, group or individual, or governmental or regulatory authority.

6. Except where FNF is acting in its capacity as an equity owner in the direction of ABRH, each Interested Party hereby represents that it is not party to, and will not enter into, any arrangement or understanding (oral or written) with any other party that such other party will refrain from making a proposal, or otherwise entering into discussions with the Company, regarding a possible Transaction with the Company or any subsidiary thereof.

7. Each of the parties understands and acknowledges that the other party and its Representatives are not making any representation or warranty, express or implied, as to the accuracy or completeness of any furnished Information, and neither the furnishing party nor any of its members, managers, directors, officers, employees, shareholders, owners, affiliates, Representatives, or agents has or will have any liability to the receiving party or any other person resulting from any reliance upon or use of, or otherwise with respect to, any furnished Information. Only those representations or warranties made expressly in a definitive agreement, when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such agreement, will have any legal effect.

8. Each of the parties also understands and agrees that neither party is or will be under any legal obligation of any kind whatsoever with respect to any Transaction by virtue of this Agreement or any other written or oral expression, except, in the case of this Agreement, for the matters specifically agreed to herein.

9. Each of the Interested Parties, on the one hand, and the Company, on the other hand, agree that for a period of 12 months from the date of this Agreement, it will not, directly or indirectly, (a) induce or attempt to induce any employee of the other party holding one of the titles set forth on Annex A attached hereto (the “Covered Employees”) to leave the employ of such party or in any way interfere with the relationship between the other party and any such Covered Employee, or (b) employ any person who is a Covered Employee of the other party, without in case of either (a) or (b) such other party’s prior written consent. It is understood and agreed that the foregoing provisions shall not apply in respect to any Covered Employee of the other party who responds to a general solicitation or through a search firm seeking qualified candidates or who has terminated employment with the other party, in each case, without specific inducement by the soliciting or hiring party.

10. Each Interested Party agrees that, for a period of 12 months from the date of this Agreement, unless specifically invited in writing by the Company and except, in the case of clauses (a) (i) through (iv), any offer or proposal that is directed and disclosed solely to the Chairman or the board of directors of the Company, neither the Interested Party, nor any of its affiliates or (acting on its behalf) its Representatives, will in any manner, directly or indirectly, (a) effect or seek, offer, or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist, or encourage any other person (including, without limitation, any holder of securities or other interests in the Company, or any of its subsidiaries or any successor entity) to effect or seek, offer, or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any interest (including, without limitation, any beneficial, indirect or derivative interest) in any securities, indebtedness, businesses, or assets of the Company, or any of its subsidiaries, other than FNF’s beneficial ownership of securities of the Company disclosed in FNF’s Schedule 13D/A filed with the Securities and Exchange Commission on September 22, 2011, (ii) any tender or exchange offer, merger, or other business combination involving the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, reorganization, liquidation, dissolution, or other extraordinary transaction with respect to the Company, or any of its subsidiaries, (iv) any plan of reorganization with respect to the Company, or any of its subsidiaries, or (v) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote or seek to advise or influence any person in respect of any voting securities of the Company; (b) otherwise act, alone or in concert with others including, without limitation, any holder of securities or other interests in the Company, or any of its subsidiaries (including by providing financing for another party), to seek to control, advise, change or influence, in any manner, the management, board of directors, governing instruments, policies, or affairs of the Company, or to take any of the foregoing actions; (c) form, join, or in any way participate in a “group” (as defined under the Exchange Act) in connection with any of the foregoing actions; (d) make any public disclosure regarding any of the foregoing; (e) publicly disclose any intention, plan or arrangement inconsistent with the foregoing; or (f) enter into any discussions or arrangements with any third party (including, without limitation, any holder of securities or other interests in the Company, or any of its subsidiaries) with respect to any of the foregoing. Each Interested Party also agrees not to, and to cause its affiliates and (acting on its behalf) its Representatives not to, seek or request permission to do any of the foregoing or request that the Company (including any director, officer or employee thereof) or any of its Representatives amend, waive or terminate any provision of this Section 10 (including this sentence).

Notwithstanding the foregoing provisions of this Section 10, in the event that the Company publicly announces that it (or its board of directors) has approved or entered into an agreement with respect to a tender offer or exchange offer, a business combination, merger, liquidation or similar extraordinary transaction in respect of the Company which provides for the acquisition of more than 50% of the voting securities or assets of the Company, the Company shall immediately inform each Interested Party of such event, and the Interested Parties and their respective affiliates shall not be prohibited thereafter from proposing or commencing a tender or exchange offer, or proposing a business combination, merger of similar extraordinary transaction, in each case for 100% (and not less than 100%) of the outstanding common stock or assets of the Company.

11. In addition to and without limiting the other provisions of this Agreement, until the earlier of (i) the consummation of a Transaction between the parties, and (ii) 12 months from the date hereof, each Interested Party agrees that it will not, and will cause its Representatives acting on its behalf not to, directly or indirectly, initiate, solicit or maintain contact with any officer, director, employee, shareholder, affiliate or supplier of the Company or any of its subsidiaries regarding the Company or any of its subsidiaries or their respective business operations, assets, prospects or finances, in connection with the Interested Party’s evaluation of a possible Transaction between the parties, except with the prior written consent of the Company. It is understood and agreed that Evercore Partners will arrange for all contacts for due diligence and other purposes for the Interested Parties, as appropriate. All (i) communications regarding a possible Transaction; (ii) requests for additional Information; (iii) requests for facility tours or management meetings; and (iv) discussions or questions regarding procedures, will be submitted or directed, unless otherwise instructed by Evercore Partners, only to a member of the Company team at Evercore Partners. Each Interested Party acknowledges and agrees that the Company may establish procedures and guidelines (the “Procedures’) for the submission of proposals with respect to a possible Transaction. Each Interested Party acknowledges and agrees that (a) the Company and its Representatives are free to conduct the process leading up to a Transaction, if any, as the Company and its Representatives, in their sole discretion, determine (including, without limitation, by negotiating with any third party and entering into a preliminary or definitive agreement) without prior notice to the Interested Party or any other person; (b) the Company reserves the right, in its sole discretion, to change the Procedures relating to the consideration of a possible Transaction at any time without prior notice to the Interested Party or any other person, to reject any and all proposals made by the Interested Party or any of its Representatives regarding a possible Transaction, and to terminate discussions and negotiations with the Interested Party at any time and for any reason; and (c) neither the Company nor any of its Representatives nor any third party with whom the Company may enter into any agreement for or complete any transaction, shall have any liability to any Interested Party or its Representatives arising out of or relating to a Transaction or such transaction or any obligation of any kind whatsoever with respect thereto, by virtue of this Agreement. Notwithstanding the foregoing, but subject to the requirements of Section 10, the Interested Parties may contact and communicate on a confidential basis directly with Philip J. Hickey, Jr., the chairman of the board of directors of the Company.

12. Each party acknowledges that it is aware (and each party’s Representatives who have knowledge of a possible Transaction between the parties hereto have been or will be advised) of restrictions imposed under securities laws on persons with material, nonpublic information about a company.

13. Each party acknowledges and agrees that the other party would be irreparably harmed by a breach by the party or its Representatives of this Agreement and that money damages would not be an adequate remedy for any actual or threatened breach of this Agreement. Accordingly, any party agrees to the granting of specific performance of this Agreement and injunctive and other equitable relief as a remedy for any such actual or threatened breach, without proof of actual damages, and each party further agrees to waive, and to use its reasonable best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the parties. Each of the parties agrees that it will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law.

14. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in the jurisdiction in which enforcement is sought. Accordingly, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Notwithstanding the foregoing, if such provision, covenant or restriction could be more narrowly drawn so as not to be invalid, prohibited or unenforceable, it shall be so narrowly drawn to the maximum extent valid and enforceable, without invalidating the remaining provisions of this Agreement.

15. It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

16. Each party reserves the right, in its sole and absolute discretion, to reject any or all proposals with respect to a possible Transaction, to decline to furnish further Information, and to terminate discussions and negotiations with respect to a possible Transaction at any time. The exercise by any party of the rights referred to in this Section shall not affect the enforceability of any provision of this Agreement.

17. This Agreement is for the sole benefit of the parties and their successors and permitted assigns; provided that this Agreement may not be assigned by an Interested Party. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. Each party agrees to personal jurisdiction in any action brought in any Federal or State court within the County of Davidson, State of Tennessee, having subject matter jurisdiction over the matters arising under this Agreement. Any suit, action or proceeding arising out of or relating to this Agreement shall only be instituted in the County of Davidson, State of Tennessee. Each party waives any objection which it may have now or hereafter to the laying of the venue of such action or proceeding and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. The obligations under this Agreement shall terminate and cease to have any force or effect on the earlier of: (i) two years from the date hereof, or (ii) the date of any consummation of the Transaction between the parties.

18. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed to be effective as of the day and year first above written.

O’Charley’s Inc.

By:	/s/ Philip J. Hickey, Jr.
Name:	Philip J. Hickey, Jr.
Title:	Chairman

Fidelity National Financial, Inc.

By:	/s/ Goodloe Partee
Name:	Goodloe Partee
Title:	Senior Vice President, Legal

American Blue Ribbon Holdings, LLC

By:	/s/ Anita Adams
Name:	Anita Adams
Title:	Chief Financial Officer

Annex A

Covered Employees

The Company

O’Charley’s Inc.:

Chief Executive Officer

Chief Financial Officer

Chief Information Officer

Chief Supply Chain Officer

Chief Human Resources Officer

Vice President and Corporate Controller

General Counsel

O’Charley’s Concept: President Vice President of Operations Vice President of Marketing Vice President of Culinary Operations Vice President of R&D Regional Vice Presidents (4)

Ninety Nine Restaurants Concept: President Vice President of Operations Vice President of Marketing Vice President of Culinary Operations Regional Vice Presidents (2)

Stoney River Legendary Steaks Concept President Vice President of Operations

The Interested Parties

ABRH

Chief Executive Officer

Chief Financial Officer

General Counsel

Finance Director